Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 5, 2014 (except as to Note 23, as to which the date is December 9, 2014), relating to the financial statements and financial statement schedules of James River Group Holdings, Ltd., which appear in the Registration Statement on Form S-1, filed on November 7, 2014 and subsequently amended with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

December 16, 2014